                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Kohl's Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                              KOHL'S CORPORATION
                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 31, 2001

To Our Shareholders:

   The Annual Meeting of Shareholders of Kohl's Corporation, a Wisconsin corporation (the "Company"), will be held at the Four Points Sheraton Hotel Milwaukee-Airport, 4747 South Howell Avenue, Milwaukee, Wisconsin 53207, on Thursday, May 31, 2001, at 10:00 a.m., for the following purposes:

     1. To elect four directors to serve for a three-year term;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors; and

     3. To act upon any other business that may properly come before the meeting or any adjournment thereof.

   Only shareholders of record at the close of business on April 6, 2001 are entitled to notice of and to vote at the meeting.

   You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY MAY BE REVOKED.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

Menomonee Falls, Wisconsin
April 17, 2001

                              KOHL'S CORPORATION
                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 31, 2001

   The Board of Directors of Kohl's Corporation (the "Company") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on May 31, 2001, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 333,112,720 shares of Common Stock outstanding at the close of business on April 6, 2001, will be entitled to notice of and to vote at the meeting. Each such shareholder is entitled to one
(1) vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

   The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

   References in this proxy statement or the accompanying proxy to a "fiscal year" are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 3, 2001 is referred to herein as "fiscal 2000".

   This proxy statement, the accompanying proxy and the Company's Annual Report for fiscal 2000 are being furnished to shareholders beginning on or about April 17, 2001.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

   Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class III directors for a three-year term expiring in 2004, and until their successors are elected. The four Class III nominees are Wayne Embry, John F. Herma, R. Lawrence Montgomery and Frank V. Sica.

   The Company's Articles of Incorporation provide that the Company's Board of Directors shall consist of not less than five nor more than fifteen persons. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. The Board of Directors currently consists of twelve members: four of whom are Class III directors whose terms expire at this Annual Meeting; four of whom are Class I directors whose terms expire at the 2002 Annual Meeting; and four of whom are Class II directors whose terms expire at the 2003 Annual Meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

   Following is information regarding the nominees and directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

                                                                    First Year
                                                                    As Director
                                                                    -----------
Nominees for Election of Class III Directors
(Terms to expire in 2004)

  Wayne Embry, 64(2)(3)............................................    2000
  Consultant to the Cleveland Cavaliers. Served in several
  executive positions with the Cleveland Cavaliers over the past 14 years, including over 13 years as General Manager and Team
  Division President and Chief Operating Officer. Mr. Embry is also a director of The Ohio Casualty Corporation and PolyOne
  Corporation.

  John F. Herma, 53................................................    1988
  Formerly Chief Operating Officer and Secretary of the Company.
  Mr. Herma retired from the Company effective June, 1999.

  R. Lawrence Montgomery, 52.......................................    1994
  Chief Executive Officer of the Company.

  Frank V. Sica, 50(1)(2)(3).......................................    1988
  Managing Director of Soros Fund Management LLC and Managing
  Partner of Soros Private Equity Partners and a director of CSG
  Systems International, Inc., Emmis Communications Corporation,
  Global TeleSystems Group, Inc., and Outboard Marine Corporation.
  Formerly Managing Director in the Merchant Banking Division of
  Morgan Stanley & Co. Incorporated from 1988 to 1998.

Class II Directors
(Terms to expire in 2003)

  Jay H. Baker, 66.................................................    1988
  Formerly President of the Company. Mr. Baker retired from the
  Company effective February, 2000. Mr. Baker is also a director of
  Briggs & Stratton Corporation.

  Kevin Mansell, 48................................................    1999
  President of the Company.

  Herbert Simon, 66(1).............................................    1988
  Co-Chairman of the Board of Directors of Simon Property Group,
  Inc., and Melvin Simon & Associates, Inc.

  Peter M. Sommerhauser, 58........................................    1988
  Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee,
  Wisconsin.

Class I Directors
(Terms to expire in 2002)

  James D. Ericson, 65(1)(3).......................................    1997
  Chairman and Chief Executive Officer of The Northwestern Mutual
  Life Insurance Company. Mr. Ericson is a Trustee of The
  Northwestern Mutual Life Insurance Company and ex-officio member of all standing committees of the Board of Trustees (except Audit
  Committee). Mr. Ericson is a director of MGIC Investment
  Corporation, Green Bay Packaging and The Marcus Corporation.

  William S. Kellogg, 57(3)........................................    1988
  Chairman of the Company. Mr. Kellogg retired from the Company at the end of fiscal 2000.

  Arlene Meier, 49.................................................    2000
  Chief Operating Officer of the Company.

                                                                    First Year
                                                                    As Director
                                                                    -----------
  R. Elton White, 58(2)(3).........................................    1994
  Formerly President of NCR Corporation. Mr. White is also a director of Keithley Instruments, Inc.

--------
(1) Fiscal 2001 member of the Compensation and Stock Option Committee.
(2) Fiscal 2001 member of the Audit Committee.
(3) Fiscal 2001 member of the Nominating Committee.

   The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

   The Company's Board of Directors held five formal meetings during fiscal 2000. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During fiscal 2000 each director attended 75 percent or more of the full board meetings and meetings of committees on which such director served, except Mr. Simon.

Director Committees and Compensation

   The Company's Board of Directors has three standing committees: a Compensation and Stock Option Committee, a Nominating Committee and an Audit Committee.

   The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's stock option plans and to grant options thereunder. In addition, the Compensation and Stock Option Committee reviews the Chief Executive Officer's, President's and Chief Operating Officer's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's other compensation and benefit plans and (iii) adopting and changing major compensation policies and practices, and reports its recommendations to the whole Board of Directors for approval and to authorize action. During fiscal 2000, the Compensation and Stock Option Committee formally met two times and otherwise accomplished its business without formal meetings.

   The duties of the Nominating Committee are to identify and present qualified individuals for election and re-election to the Board and to monitor the participation of directors. The Committee also makes recommendations to the Board concerning the structure and membership of the other Board committees. The Nominating Committee has not established procedures for shareholders to recommend nominees for directors beyond those contained in the Company's By-Laws. The Nominating Committee was established in late fiscal 2000 and did not have any formal meetings during that fiscal year.

   The duties of the Audit Committee are described in the Audit Committee Charter which is attached as Annex A. The Audit Committee met two times during fiscal 2000 and otherwise accomplished its business without formal meetings. Beginning in fiscal 2001, the Audit Committee plans to meet four times each year.

   Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Stock Options are granted to directors who are not officers or employees of the Company or any of its subsidiaries from time to time. Options to purchase 12,000 shares of the Company's common stock were granted to such directors in Fiscal 2000. Directors are not otherwise compensated for their services.

Compensation Committee Interlocks and Insider Participation

   During fiscal 2000, Messrs. Embry, Sica and Ericson were the members of the Compensation and Stock Option Committee of the Board of Directors.

                        BENEFICIAL OWNERSHIP OF SHARES

   The following information is furnished as of March 1, 2001 (unless otherwise noted) to indicate beneficial ownership of shares of the Company's Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, and all executive officers and directors of the Company, as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within 60 days of March 1, 2001.

                                                        Amount       Percent of
   Name of Beneficial Owner                       Beneficially Owned   Class
   ------------------------                       ------------------ ----------
   Jay H. Baker.................................     9,033,072(1)       2.7%
   Wayne Embry..................................         1,000(2)        *
   James D. Ericson.............................        18,000(3)        *
   John F. Herma................................    12,356,646(4)       3.7%
   William S. Kellogg...........................    22,653,890(5)       6.8%
   Frank V. Sica................................        28,000(3)        *
   Herbert Simon................................        12,000(3)        *
   Peter M. Sommerhauser........................    40,301,648(6)      12.1%
   R. Elton White...............................        17,000(3)        *
   Kevin Mansell................................     1,474,320(7)        *
   Arlene Meier.................................     1,180,200(8)        *
   R. Lawrence Montgomery.......................     2,351,820(9)        *
   Richard B. Leto..............................       303,800(10)       *
   All Directors and Executive Officers as a
    group (17 Persons)..........................    48,865,787(11)     14.5%
   AXA Financial, Inc...........................    62,684,034(12)     18.9%
     1290 Avenue of the Americas
     New York, NY 10104
   The Prudential Insurance Company of America..    17,394,478(13)      5.2%
     751 Broad Street
     Newark, NJ 07102

--------
    *Less than 1%.
 (1) Includes 2,117,800 shares held in trust for the benefit of Mr. Baker's family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, 188,920 shares held by a charitable foundation for which Mr. Baker serves as a director and president, and 6,726,352 shares held in trusts for the benefit of Mr. Baker and his spouse for which Mr. Sommerhauser is sole trustee.
 (2) Includes 1,000 shares represented by stock options.
 (3) Includes 12,000 shares represented by stock options.
 (4) Includes 10,703,406 shares held in trust for the benefit of Mr. Herma's family but as to which Mr. Sommerhauser has sole voting and investment power and 176,800 shares held by a charitable foundation for which Mr. Herma serves as a director and president.
 (5) Includes 18,674,490 shares held in trust for the benefit of Mr. Kellogg's family but as to which Mr. Sommerhauser has sole voting and investment power, 388,120 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president, 2,117,800 shares held in trust for the benefit of Mr. Baker's family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest, and 125,000 shares represented by stock options.
 (6) Includes 39,615,784 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 162,084 shares held in trusts for the benefit of Mr. Sommerhauser's family as to which Mr. Sommerhauser has no voting or investment power. Includes 11,650 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 12,000 shares represented by stock options.
 (7) Includes 276,000 shares held in trust for the benefit of Mr. Mansell's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 915,256 shares represented by stock options.
 (8) Includes 1,166,200 shares represented by stock options.
 (9) Includes 251,896 shares held in trust for the benefit of Mr. Montgomery's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 1,844,806 shares represented by stock options.
(10) Includes 303,800 shares represented by stock options.
(11) Includes 5,284,037 shares represented by stock options.
(12) Based upon information as of December 31, 2000 set forth in Amendment No. 5 to Schedule 13G. According to their joint filing, AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle and their subsidiaries each has sole voting power with respect to 30,444,187 shares, shared voting power with respect to 16,093,043 shares, sole dispositive power with respect to 62,594,038 shares and shared dispositive power with respect to 89,996 shares.
(13) Based upon information as of December 31, 2000 set forth in Amendment No. 8 to Schedule 13G. According to its filing, The Prudential Insurance Company of America has sole voting and dispositive power with respect to 859,500 shares, shared voting power with respect to 15,669,560 shares and shared dispositive power with respect to 16,534,978 shares.

                            EXECUTIVE COMPENSATION

   The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at February 3, 2001: (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company.

                          Summary Compensation Table

                                                                            Long Term
                                                                           Compensation
                                          Annual Compensation               Awards(1)
                                  -------------------------------------- ----------------
                                                                              Shares
Name and Principal         Fiscal                         Other Annual      Underlying       All Other
Position                    Year    Salary       Bonus   Compensation(2) Stock Options(#) Compensation(3)
------------------         ------ ----------    -------- --------------- ---------------- ---------------
William S. Kellogg........  2000  $1,291,467    $431,508     $     0               0          $8,367
 Chairman of the Board      1999  $1,195,850    $399,564     $     0               0          $6,216
                            1998  $1,112,769    $369,963     $     0         100,000          $7,949

R. Lawrence Montgomery....  2000  $  845,833    $285,450     $22,380         130,000          $8,050
 Chief Executive Officer    1999  $  750,000    $247,500     $27,507         600,000          $7,658
                            1998  $  522,504    $176,550     $40,651         200,000          $7,984

Kevin Mansell.............  2000  $  643,333    $217,800     $26,128          97,500          $8,189
 President                  1999  $  560,000    $184,800     $29,731         290,000          $7,430
                            1998  $  412,500    $135,300     $42,872         160,000          $6,986

Arlene Meier..............  2000  $  472,917(4) $198,000     $     0         190,000          $7,858
 Chief Operating Officer    1999  $  384,167    $132,000     $     0         130,000          $7,114
                            1998  $  313,333    $105,600     $     0         100,000          $7,038

Richard B. Leto...........  2000  $  493,333    $165,000     $     0          55,000          $7,415
 Executive Vice President/  1999  $  460,000    $151,800     $     0          80,000          $7,430
  General Merchandise       1998  $  404,166    $135,300     $     0          90,000          $7,366
  Manager & Product
  Development

--------
(1) None of the named executive officers held restricted stock at the end of fiscal 2000.
(2) Fiscal 2000 amounts consist of interest expense and related tax reimbursement payments for Mr. Montgomery and Mr. Mansell made under a certain agreement described below. See "Executive Compensation--Other Agreements," below. Perquisites and other personal benefits (valued on the basis of incremental cost to the Company) did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for any of the named executive officers.
(3) Includes matching contributions by the Company for fiscal 2000 under the Company's savings plan in the following amounts: Mr. Kellogg ($3,817), Mr. Montgomery ($3,500), Mr. Mansell ($3,639), Ms. Meier ($3,722) and Mr. Leto ($3,556). Also includes a contribution of $2,080 by the Company for fiscal 2000 to the Kohl's retirement plan account under the Company's savings plan for each executive listed. Also includes the following amounts paid by the Company during fiscal 2000 for term life, long term disability and accidental death and dismemberment insurance under the Company's life insurance plan: Mr. Kellogg ($2,470), Mr. Montgomery ($2,470), Mr. Mansell ($2,470), Ms. Meier ($2,056), and Mr. Leto ($1,780).
(4) In recognition of Ms. Meier's promotion to Chief Operating Officer effective on November 16, 2000, Ms. Meier's salary was increased from $450,000 to $600,000.

Option Grants In Last Fiscal Year

   The Company adopted a 1992 Long-Term Compensation Plan (the "1992 Plan"), a 1994 Long-Term Compensation Plan (the "1994 Plan") and a 1997 Stock Option Plan for Outside Directors (the "1997 Plan"). Awards under the 1992 Plan and the 1994 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares.

Awards under the 1997 Plan may be in the form of stock options only. During fiscal 2000, no awards were granted under the 1992 Plan, and only stock options were granted under the 1994 Plan. All awards to outside directors during fiscal 2000 were granted under the 1997 Plan.

   The table below provides information regarding option grants during fiscal 2000 to the persons named in the Summary Compensation Table.

                                                                           Potential Realizable
                                                                             Value at Assumed
                          Number of                                        Annual Rate of Stock
                            Shares     % of Total                           Price Appreciation
                          Underlying Options Granted Exercise             for Option Term(s)(2)
                           Options   to Employees in   Price   Expiration ----------------------
Name                      Granted(1)   Fiscal Year   ($/Share)    Date        5%         10%
----                      ---------- --------------- --------- ---------- ---------- -----------
William S. Kellogg......        --        -- %           --          --   $      --  $       --
R. Lawrence Montgomery..  130,000(3)      5.0%        $66.25    01/10/16  $9,292,269 $27,364,050
Kevin Mansell...........   97,500(3)      3.8%        $66.25    01/10/16  $6,969,202 $20,523,037
Arlene Meier............   65,000(3)      2.5%        $66.25    01/10/16  $4,646,134 $13,682,025
                          125,000(4)      4.8%        $53.56    11/15/15  $7,223,424 $21,271,676
Richard B. Leto.........   55,000(3)      2.1%        $66.25    01/10/16  $3,931,345 $11,577,098

--------
(1) The Compensation and Stock Option Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.
(2) These amounts do not represent the present value of the options. Amounts shown represent what would be received upon exercise (fifteen years after the date of grant) assuming certain rates of stock price appreciation during the entire period. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.
(3) Represents options granted in the fiscal year awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and exercisable in four equal annual installments commencing one year from date of grant, with full vesting on the fourth anniversary of the date of grant.
(4) Represents options granted in the fiscal year related to recognition for Ms. Meier's increased responsibilities and promotion to Chief Operating Officer, awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and exercisable in seven equal annual installments commencing one year from date of grant, with full vesting occurring on the seventh anniversary of the date of grant.

Aggregate Option Exercises and Fiscal Year End Option Values

   The table below provides information regarding exercises of stock options during fiscal 2000 and the value of stock options held at February 3, 2001 by the persons named in the Summary Compensation Table.

                                                      Number of Shares
                                                   Underlying Unexercised     Value of Unexercised
                                                   Options at Fiscal Year    In-the-Money Options at
                            Shares                           End                 Fiscal Year End
                           Acquired      Value    ------------------------- -------------------------
Name                      On Exercise  Realized   Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- ----------- ----------- ------------- ----------- -------------
William S. Kellogg......    956,400   $33,182,865    125,000          --    $ 6,486,250          --
R. Lawrence Montgomery..     50,250   $ 2,010,558  1,724,806    1,365,600   $99,516,161  $62,162,944
Kevin Mansell...........     34,400   $ 1,376,382    915,256      425,000   $52,115,569  $12,480,436
Arlene Meier............     51,000   $ 1,899,910  1,158,700      612,500   $69,195,872  $24,233,640
Richard B. Leto.........     49,200   $ 2,297,386    303,800      770,000   $15,929,662  $40,477,300

Compliance with Section 16(a) of the Exchange Act

   Based solely upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons.

Employment Agreements

   The Company has Employment Agreements with Mr. Montgomery, Mr. Mansell and Ms. Meier. As of the end of fiscal 2000, Mr. Montgomery's Employment Agreement provided for an annual base salary of $865,000, Mr. Mansell's Employment Agreement provided for an annual base salary of $660,000, and Ms. Meier's Employment Agreement provided for an annual base salary of $600,000, in each case subject to increase by the Company's Board of Directors. Mr. Montomery, Mr. Mansell and Ms. Meier are also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. Under the Employment Agreements, each executive, the executive's spouse and dependents are entitled to post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to that received by the executive at the time of the executive's retirement. Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for "Cause" (as defined in the Employment Agreements), by the executive for "Good Reason" (as defined in the Employment Agreements but which does not include a change-of-control of Kohl's), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon the executive's death, such executive's estate will receive the executive's then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his or her then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive's employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive's then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive's employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of the executive's employment.

   The Company had an Employment Agreement with Mr. Kellogg through the date of his retirement at the end of fiscal year 2000. That Employment Agreement included terms substantially identical to those described above, and at the time of Mr. Kellogg's retirement, provided for an annual base salary of $1,307,600.

Other Agreements

   During fiscal 1992, certain of the Company's executive officers entered into agreements with the Company pursuant to which the Company agreed (in consideration for each executive's agreement not to make a certain election under Section 83(b) of the Code) to lend the executive sufficient funds to enable the executive to pay tax on income recognized by the executive attributable to the lapse or termination of transfer restrictions on shares of Common Stock owned by the executive, plus an amount equal to 62% of the proceeds received by the executive from the sale of Common Stock in the Company's initial public offering. Each executive also agreed to apply all proceeds received from the sale of Common Stock in the Company's initial public offering toward payment of the executive's income tax obligations. The restrictions lapsed on the date of consummation of the initial public offering. Because each such executive did not make an election under Section 83(b) of the Code at the time of the acquisition of the executive's shares, the Company received a federal and state income tax deduction in an amount equal to the difference between the fair market value of the executive's Common Stock on the date of the initial public offering and the original purchase price.

   The executive officers who entered into these agreements, and the largest amount of indebtedness outstanding at the end of fiscal 2000 in accordance with each, were: Mr. Mansell $314,129, and Mr. Montgomery $263,638.

   The loans currently bear interest at 4.33% per annum and are payable on December 9, 2001 provided, however, that (1) if the executive's employment terminates for any reason other than disability or death, the loans are immediately payable, (2) if the executive's employment terminates for disability or death, the loans are payable the earlier of one year after such termination of employment or December 9, 2001, and (3) in the event the executive or trusts established for the executive's family sells any Common Stock, an agreed upon principal amount of the loan is payable for each share of Common Stock so sold. The Company will pay each such executive additional compensation equal to any interest payment on his loan, grossed-up for any tax payable by the executive by reason of such additional compensation (but taking into account the tax benefit for interest on the loan which is deductible by the executive). Each loan is secured by a pledge of Common Stock owned by the executive having a fair market value of 125% of the unpaid principal amount of the loan, calculated as of the end of the preceding calendar quarter.

Other Transactions

   The Company occupies 11 stores that it leases from entities owned or managed by Mr. Simon, his brother and their affiliates. During fiscal 2000, the Company incurred rent expense of $4,253,000 in connection with such leases. The Company believes that the terms and conditions of such leases are at least as favorable to the Company as could be obtained from unaffiliated parties.

   Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Board of Directors has adopted a written charter under which the Audit Committee operates (a copy of which is attached as Annex
A) and has determined that all of the Audit Committee members are "independent" under the currently applicable rules of the New York Stock Exchange.

   In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee obtained from Ernst & Young LLP a formal written statement required by Independence Standard No. 1, "Independence Discussions with Audit Committees", as amended, by the Independence Standards Board and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of nonaudit services by Ernst & Young is compatible with maintaining Ernst
& Young's independence.

   The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 3, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                    R. Elton White, fiscal 2001 Audit Committee Chair Wayne Embry, fiscal 2001 Audit Committee Member Frank Sica, fiscal 2001 Audit Committee Member

                    COMPENSATION AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Stock Option Committee of the Board of Directors of Kohl's Corporation (the "Compensation Committee") is pleased to present its report on executive compensation. This report documents the components of the Company's executive officer compensation programs and describes the basis on which compensation determinations for fiscal 2000 were made by the Compensation Committee with respect to the executive officers of the Company.

Compensation Philosophy

   It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

  . Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

  . Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

   Every Company executive is also expected to uphold and comply with the social and ethical responsibilities set forth in the Company's written code of ethical standards. This code describes every executive's responsibilities to the Company's associates, customers, investors, business partners and the communities in which the Company does business. Upholding these ethical standards contributes to the success of the individual executive, and to the Company as a whole. An executive's performance in meeting these standards is taken into account for purposes of determining the executive's compensation level and stock option awards.

Compensation Program Components

   The particular elements of the Company's compensation program for executive officers are explained below.

   Base Salary. The Compensation Committee establishes, in its discretion, increases in salaries for the Chief Executive Officer, President and Chief Operating Officer. Prior to his retirement in January, 2001, the Compensation Committee had also established the salary of the Chairman. The Chief Executive Officer,

President and Chief Operating Officer generally determine, in their discretion, based primarily on individual performance evaluations, increases in salaries for the other executive officers, but the Compensation Committee reviews their decisions. Salary increases for executive officers generally range from 3-7%, but in some cases may increase more than 7% to reflect increased responsibilities or to raise an executive officer's salary to a level commensurate with the person's position within the Company. The Compensation Committee, Messrs. Montgomery and Mansell and Ms. Meier rely on certain information described below under "Summary" and on the judgment of the Company's Human Resources Department that salary levels of executive officers are generally competitive.

   During fiscal 2000, Mr. Kellogg's base salary increased 8% from $1,210,800 to $1,307,600 effective April 1, 2000. This is consistent with the Compensation Committee's past practice generally to award 8% annual increases to Mr. Kellogg, assuming acceptable corporate performance as determined in the sole discretion of the Compensation Committee, without limitation as to the criteria that the Compensation Committee could consider. The Compensation Committee made other salary adjustments to align the compensation paid to the Company's executives with compensation paid to comparable executives at similarly situated retail companies: Mr. Montgomery's salary increased from $750,000 to $865,000; Mr. Mansell's salary increased from $560,000 to $660,000. In recognition of her increased responsibilities and promotion to the position of chief operating officer, Ms. Meier's salary increased from $450,000 to $600,000. The fiscal 2000 increases for Ms. Meier and Messrs. Kellogg, Montgomery and Mansell were based on the Compensation Committee's assessment of overall corporate performance and were not based on specific criteria. Under the terms of the employment agreements for Ms. Meier and Messrs. Kellogg, Montgomery and Mansell, their base salaries cannot be reduced without their consent. During fiscal 2000, salaries for all executive officers increased 14.0% on average including merit and recognition for increased responsibilities.

   Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company's executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Company's Board of Directors fixes income goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved (up to 22.5% of base pay (28% in the case of the Company's Senior Vice Presidents and 33% in the case of the Company's executive officers)). The income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 800 associates participated in the plan. For fiscal 2000, Messrs. Kellogg, Montgomery and Mansell and Ms. Meier each received bonuses under the plan aggregating approximately 33% of annual salary at year-end, the same percentage received by all other executive officers participating in the plan. The maximum bonus under the plan was earned because the Company achieved earnings in excess of the highest performance goal set by the Compensation Committee.

   Long-Term Compensation. The Company's 1992 and 1994 Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 2000.

   Stock options are granted under the plan at the prevailing market price and will only have value if the Company's stock price increases after the grant. Stock options granted for performance vest over a period of four years except that stock options granted to executive officers to recognize increased responsibilities vest over a period of seven to ten years. Stock options granted for recruitment of employees generally vest over a period of five to seven years. Participants must be employed by the Company at the time of vesting in order to exercise the options except that participants are required to exercise vested stock options within a specified time period in the event of termination of employment, disability or death.

   The Compensation Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the dilutive effect on the Company's other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Compensation Committee regularly requests and receives recommendations from the Chief Executive Officer, President and Chief Operating Officer regarding option grants for the other executive officers.

   In fiscal 2000, options for 637,500 shares of Common Stock were granted by the Compensation Committee to the Company's executive officers, including grants of 130,000, 97,500 and 190,000 shares to Mr. Montgomery, Mr. Mansell and Ms. Meier, respectively.

Tax Law Limitation on Deductibility of Compensation

   The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Compensation Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Compensation Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 2000. Ms. Meier and Messrs. Kellogg, Montgomery and Leto deferred a portion of their compensation in fiscal 2000.

Summary

   The Compensation Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interest of its shareholders. The Compensation Committee regularly reviews the Company's compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

   In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Compensation Committee reviews compensation surveys and certain publicly available compensation information disclosed by comparable companies and other retailers in their proxy statements. The fiscal 2000 salary and bonus of the named executive officers of the Company were comparable or below the 1999 mean salary and bonus of their comparable position in the retail compensation surveys reviewed by the Compensation Committee. Finally, the Company's compensation programs providing stock based compensation to executive officers are periodically submitted to shareholders for review and approval.

   After a review of all existing programs, the Compensation Committee believes that the total compensation program for executive officers is consistent with the Compensation Committee's compensation philosophy. Base salaries are set at levels that the Compensation Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The 1992 and 1994 Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Compensation Committee considers the overall executive compensation package an important reason for the Company's success to date.

                James D. Ericson, fiscal 2000 Compensation Committee Member Frank V. Sica, fiscal 2000 Compensation Committee Member Wayne Embry, fiscal 2000 Compensation Committee Member

                         STOCK PRICE PERFORMANCE GRAPH

   The following graph shows changes from February 2, 1996 through February 3, 2001 (the last day in fiscal 2000) in the value of $100 invested in (1) the Company, (2) the Standard & Poor's 500 Index and (3) the Retail (Department Stores)-500 Index, as calculated by Standard & Poor's Compustat Services, Inc. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

                              [PERFORMANCE GRAPH]

                          KOHL'S
             DATE       CORPORATION     S&P 500 INDEX     RETAIL-500
            -------     -----------     -------------     ----------
            2/2/96        $100.00          $100.00         $100.00
            2/1/97        $135.51          $126.09         $108.50
            1/31/98       $241.83          $159.72         $141.97
            1/30/99       $472.33          $211.28         $140.15
            1/29/00       $479.74          $229.15         $113.56
            2/3/01        $954.98          $228.75         $148.21

                              PROPOSAL NUMBER TWO

                           RATIFICATION OF AUDITORS

   Upon the recommendation and approval of the Audit Committee, the Board of Directors has approved the selection of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2001. This selection is being presented to the shareholders for their ratification. Proxies solicited by the Board of Directors will unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2001. Ernst & Young LLP has been the Company's independent auditors since the Company's incorporation in 1988. The Company has been advised by Ernst & Young LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

   A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Audit Fees

   Fees paid to Ernst & Young LLP for the last annual audit were $266,000.

Financial Information Systems Design and Implementation Fees

   The Company did not pay any fees to Ernst & Young LLP during the last fiscal year for financial information system design and implementation.

All Other Fees

   All other fees paid to Ernst & Young LLP were $272,000, including fees for audit related services of $109,000 and nonaudit services (tax consulting) of $163,000. Audit related services generally include benefit plan audits, accounting consultations, and services pertaining to offering memoranda and SEC registration statements.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
          SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT
                 OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

Cost of Solicitation

   The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

   Proposals and director nominations that shareholders intend to present at the 2002 Annual Meeting of Shareholders must be received at the Company's executive offices in Menomonee Falls, Wisconsin no later than January 31, 2002 in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by December 18, 2001 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

   If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

Voting Procedures

   The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present with respect to that matter. These so-called "broker non-votes" will have no effect on the outcome of the voting. Abstentions will also have no effect on the outcome of the voting.

   COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

                                          By Order of the Board of Directors

                                          Richard D. Schepp,
                                          Secretary

Menomonee Falls, Wisconsin
April 17, 2001

                                                                        Annex A

                              KOHL'S CORPORATION
           Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial process and systems of internal controls regarding finance, accounting and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors and internal auditing functions.

  . Provide an avenue of communication among the independent auditors, management, the internal auditing functions and the Board of Directors.

The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgement. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

   Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. The members of the Audit Committee shall select a Chair. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with the independent auditors and management of internal audit functions to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors on any significant unusual adjustments or disclosures included in the quarterly or annual financial statements based upon the independent auditors review procedures.

III. Audit Committee Responsibilities and Duties

   It is the responsibility of the audit committee to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Board of Directors and the Audit Committee shall have the authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

 Review Procedures

   1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

   2. Review the Company's annual audited financial statements prior to the release of annual earnings. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgements. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

   3. Review with the independent auditors and financial management the impact of new accounting pronouncements or reporting practices on the accounting principles, policies and practices of the corporation.

   4. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing functions together with management's responses.

   5. Review with financial management and the independent auditors, prior to the release of quarterly earnings, any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

 Independent Auditors

   6. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

   7. Approve the fees and other significant compensation to be paid to the independent auditors.

   8. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

   9. Review the independent auditors audit plan--discuss scope, staffing, and reliance upon management, and internal audit and general audit approach.

  10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance and Audit Activities

  11. Review changes in plan, activities, organizational structure and qualifications of the internal audit functions as needed.

  12. Review the appointment, performance and replacement of senior internal audit executives.

  13. Review significant reports prepared by internal audit functions together with management's response and follow-up to these reports.

  14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

  15. Review a summary of findings from completed compliance audits and a progress report on the proposed compliance audit plan, with explanations for any deviations from the original plan.

  16. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

  17. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

  18. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

--------------------------------------------------------------------------------

                              KOHL'S CORPORATION

                                     PROXY

                  Annual Meeting of Shareholders May 31, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints ARLENE MEIER and RICHARD D. SCHEPP, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KOHL'S CORPORATION, held of record by the undersigned on April 6, 2001, at the Annual Meeting of Shareholders of Kohl's Corporation to be held May 31, 2001, or at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)


                                       KOHL'S CORPORATION
                                       P.O. BOX 11011
                                       NEW YORK, N.Y. 10203-0011

                            Detach Proxy Card Here


                                                              Please Detach Here
                                  You Must Detach This Portion of the Proxy Card
                                    Before Returning it in the Enclosed Envelope


1.  Election of directors of the Company for a term of office expiring in 2004.

FOR all nominees          WITHHOLD AUTHORITY to vote           *EXCEPTIONS
listed below       [ ]    for all nominees listed below   [ ]                [ ]

     Nominees: Wayne Embry, John F. Herma, R. Lawrence Montgomery
               and Frank V. Sica.
     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

     *Exceptions ______________________________________________________________

2.   Ratify appointment of Ernst & Young LLP as independent auditors.

     FOR  [ ]      AGAINST [ ]        ABSTAIN [ ]

3. In their discretion on such other business as may properly come before the meeting.

                                 Change of Address and or Comments Mark Here [ ]

                   Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

                   Dated _________________________, 2001


                   -------------------------------------
                        (Signature of Stockholder)

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                   (Signature of Additional Stockholder)

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